EXHIBIT 10.5

Summary of Annual Bonus Program For Fiscal Year 2009

Our annual executive bonus program provides cash compensation based on achieving personal, business unit, and corporate financial goals. An executive’s individual bonus program is determined based on position, title, responsibilities, and total target cash compensation, and is subject to change from year to year.

Target Bonus

Target bonuses ranges from 40% to 100% of base salary depending upon position.

Position	Target Award % of base
CEO	100%
Senior VP	50 to 60%
Corporate VP	40 to 50%

Bonus Components

Bonus opportunities are comprised of two components:

•	Individual (Management-by-Results—MBR) performance; and

•	Corporate or Business Unit Financial performance.

The target bonus % combines both MBR Bonus and Corporate or Business Unit Financial Bonus and is weighted according to position. Financial based goals are established as part of the annual operating budget at the start of the fiscal year.

	Weightings %
Position	Corporate or Business Unit Financial Performance	Individual (MBR) Performance
Chief Executive Officer	75	25
Senior Vice President	75	25
Vice President	75	25

Over-Achievement Awards

Over-achievement awards are a percentage of the over-achievement pool for the fiscal year. The size of the over-achievement pool is based on a formula and is determined based on a % of the amount, if any, by which actual operating income exceeds budgeted operating income for the fiscal year.

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